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                                                                     EXHIBIT 5.2



                                                                6 September 2002

Securities & Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington D.C. 20549



Dear Sirs

RE:- COOPER INDUSTRIES LTD (THE "COMPANY")

We have acted as legal counsel in Bermuda to the Company in connection with the offer to exchange (the Exchange Offer) 5.25% Senior Notes due 2007 (registered under the Securities Act of 1933) for all outstanding 5.25% Senior Notes due 2007 ($300 million aggregate principal amount outstanding) of Cooper Industries, Inc. (The Notes) all of which are guaranteed by the Company.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation, as we have considered requisite to this opinion.


ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)      the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;
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(f)      that the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company in respect of the Subject Agreements, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g) that the Transaction Documents have been validly authorised, executed and delivered by each of the parties thereto, other than the Company in respect of the Subject Agreements, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h) that the Transaction Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i) that the Transaction Documents are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York, and that the Subject Agreements do not create a charge or lien over the assets of the Company under the laws of the State of New York;

(j) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Transaction Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Transaction Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k) that each of the parties other than the Company to the Subject Agreements is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time (the "IBA");

(l) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m) that J.P. Morgan Securities Inc. and Banc of America Securities LLC have no express or constructive knowledge of any circumstance whereby any Director of

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         the Company, when the Board of Directors of the Company adopted the
         Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(n) that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company; and

(o) that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.


OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

 (1) The execution, delivery and performance by the Company of the Subject Agreements to which it is a party, the transactions contemplated thereby including the guarantee by the Company of the Exchange Notes have been duly authorised by all necessary corporate action on the part of the Company.

(2) The Subject Agreements to which the Company is a party which include the guarantee of the Exchange Notes have been duly executed by the Company and each constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(3) No consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the guarantee by the Company of the Exchange Notes and the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Subject Agreements.

(4) The statements in the Registration Statement under the heading "Enforcement of Judgements and Service of Process" and under the heading "certain tax considerations - Bermuda tax considerations" insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

(5)      A final and conclusive judgment of a competent foreign court against the Company based upon the Subject Agreements (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act, 1958 applies, and it does not apply to the courts of the State of New York) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple
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         damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court's judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

         (i) the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

         (ii) the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

         Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.



RESERVATIONS

We have the following reservations:

(a) The term "enforceable" as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c) Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(d) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.


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(e)      We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(g) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(h) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(i) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(j) Any provision in the Transaction Documents that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(k) We express no opinion as to the validity or binding effect of any provision in the Transaction Documents for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(l) We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(m) A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.
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DISCLOSURE

Except as otherwise provided in this paragraph, this opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority provided that this opinion may be filed as an exhibit to the Registration Statement. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the use of our name in the Registration Statement in the context in which it appears.

This opinion is governed by and is to be construed in accordance with Bermuda law


Yours faithfully

/s/ APPLEBY SPURLING & KEMPE





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                                    SCHEDULE


1. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the "Constitutional Documents").

2. Certified copy of the written resolutions of the Board of Directors of the Company adopted on June 14, 2002 (the "Resolutions").

3. A certified copy of the Register of Directors and Officers in respect of the Company.

4. A copy of the executed Indenture dated as of January 15, 1990 among Cooper Industries, Inc. and The Chase Manhattan Bank (the "Indenture").

5. A copy of the executed First Supplemental Indenture dated as of 15th May 2002 between Cooper Industries, Inc., the Company and JPMorgan Chase Bank (the "Supplemental Indenture").

6. A copy of the executed Second Supplemental Indenture dated 21st June, 2002 between Cooper Industries, Inc., the Company and JPMorgan Chase Bank (the "Second Supplemental Indenture").

7. A copy of the Form S-4 Registration Statement under the Securities Act 9, 1933 relating to the Exchange Offer and to be filed with the Securities and Exchange Commission on or about September 6, 2002 (the REGISTRATION STATEMENT).

         Documents 5 and 6, are together referred to as the "Subject Agreements". The Subject Agreements and documents 4 to 7 inclusive are together referred to as the "Transaction Documents".